UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2012

JBI, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	20-4924000
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1783 Allanport Road, Thorold Ontario		L0S 1K0
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (905) 384-4383

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

Effective June 25, 2012, JBI, Inc. (the “Company”) appointed Mr. Tony Bogolin as its new Chief Operating Officer.  Mr. Bogolin will work in collaboration with the Chief Executive Officer and Executive Team to execute the Company’s strategic plan and oversee all operational and administrative functions, in addition to forecasting data which will drive decision-making around the continued development of the business.  Certain biographical information regarding Mr. Bogolin is set forth below:

Tony Bogolin, age 48, was appointed to serve as the Company’s Chief Operating Officer in June 2012. From 2009 until he joined the Company, Mr. Bogolin served as Director of Finance, Recycling and Waste Solutions –National Accounts at RockTenn Company, a leading integrated North American manufacturer of corrugated and consumer packaging and recycling solutions. From 2008 until 2009, he served as Chief Financial and Operating Officer of Mold Solutions LLC, a start-up industrial company where he developed the organizational infrastructure to prepare for growth. From 2004 until 2008, he held Regional General Manager positions with two different companies where he had full P&L responsibility for offices in multiple cities and states. Overall, he has over 25 years of diverse business experience including: public company financial reporting, operations management, investor relations, sales, business development and customer service. Mr. Bogolin earned his Bachelor of Science Degree in Accounting from Truman State University, Kirksville, Missouri.

Employment Agreement

Effective June 25, 2012, the Company entered into a three-year employment agreement with Tony Bogolin, the Company’s newly appointed Chief Operating Officer.  The employment agreement provides that Mr. Bogolin will receive an annual base salary of $200,000.  He will also receive options to purchase up to 400,000 shares of the Company’s common stock at an exercise price of $1.50 per share, which options shall vest in equal installments over a five year period. The Company is required to adopt an option plan within one month under which these options will be granted. Beginning on the first anniversary of the agreement, Mr. Bogolin is entitled to receive an annual performance bonus in an amount derived from the following formula: his base salary multiplied by the Company’s stock price divided by ten.  The bonus is payable in company stock with the employee having the option to receive up to $100,000 of it in cash.  Mr. Bogolin will also be eligible to participate in employee benefit plans generally available to the Company’s management employees.

The employment agreement provides that the Company may terminate Mr. Bogolin’s employment at any time upon written notice for Cause (as defined therein) or without Cause.  If Mr. Bogolin is terminated without Cause, he will be entitled to receive his full base salary through the end of the three year term of the agreement and he shall retain all vested and unvested stock options. The Company will also pay six months’ of insurance premiums for health and dental coverage.  Mr. Bogolin is not entitled to receive any additional compensation or benefits (other than accrued but unpaid compensation and benefits) if he terminates the agreement without Good Reason or if the Company terminates the agreement for Cause, however, he will be entitled to retain any vested stock options in such instances.

The foregoing summary description of the employment agreement with Mr. Bogolin is qualified in its entirety by the agreement itself, a copy of which is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated June 25, 2012, by and between the Company and Tony Bogolin.
10.2	Press Release dated June 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBI, Inc.

June 27, 2012	By:	/s/ Matthew J. Ingham
	Name:	Matthew J. Ingham
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated June 25, 2012, by and between the Company and Tony Bogolin.
10.2	Press Release dated June 27, 2012.